As filed with the Securities and                     Registration No. 333-_____
Exchange Commission on May 25, 2000


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                       COLONIAL REALTY LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

      Delaware                        6798                      63-1098468
(State or other jurisdiction (Primary standard industrial    (I.R.S. employer
   of incorporation or        classification code number)   identification no.)
     organization)

                       2101 Sixth Avenue North, Suite 750
                            Birmingham, Alabama 35202
                                 (205) 250-8700

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Thomas H. Lowder
                       2101 Sixth Avenue North, Suite 750
                            Birmingham, Alabama 35202
                                 (205) 250-8700

            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

                                   Copies to:

                             J. Warren Gorrell, Jr.
                                   Alan L. Dye
                             Hogan & Hartson L.L.P.
                                 Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

 ====================================== =================== ====================== ====================== ==========================

                                                              Proposed maximum       Proposed maximum

      Title of securities to be            Amount to be      offering price per     aggregate offering              Amount of
            registered(1)                registered (2)(3)         security              price(2)(4)           registration fee (4)
--------------------------------------- ------------------- ---------------------- ---------------------- --------------------------

Debt securities.......................     $257,500,000              (2)               $257,500,000                 $67,980
--------------------------------------- ------------------- ---------------------- ---------------------- --------------------------

(1) This registration statement also covers delayed delivery contracts which may be issued by the registrant under which the counterparty may be required to purchase debt securities.

(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units). The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant. The amount to be registered, proposed maximum offering price per unit and proposed aggregate offering price for each series of debt securities is not specified pursuant to General Instruction II.D to Form S-3 under the Securities Act of 1933, as amended.

(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this registration statement relates also to $142,500,000 of debt securities registered on Form S-3 Registration No. 333-42049 and unissued as of the date hereof. (4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.


The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell theses securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy theses securities in any jurisdiction where the offer or sale is not permitted.

                   Subject to completion, dated May 25, 2000

PROSPECTUS

                                  $400,000,000

                       COLONIAL REALTY LIMITED PARTNERSHIP

                                 Debt Securities

                                  ------------

         We may from time to time offer in one or more series debt securities with an aggregate public offering price of up to $400,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The debt securities may be offered in separate series in amounts, at prices and on terms to be described in one or more supplements to this prospectus.

         The specific terms of the debt securities to which this prospectus relates will be set forth in the applicable prospectus supplement and will include, where applicable, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at our option or repayment at the option of the holder, any terms for any sinking fund payments, additional covenants and any initial public offering price.

         The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the debt securities covered by the prospectus supplement.

         The debt securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see "Plan of Distribution" on page 26 of this prospectus. No debt securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of the debt securities.

                      We encourage you to read this entire
                   prospectus carefully, including the section
                  entitled "Risk Factors" beginning on page 4.

       Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                    .........

                The Attorney General of the State of New York has
                     not passed on or endorsed the merits of
                    this offering. Any representation to the
                              contrary is unlawful.

                    This prospectus is dated May 25, 2000

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this process, Colonial Realty Limited Partnership, which we generally refer to as the "Company" or "we," "us," or "our" in this prospectus, may offer and sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

WHERE TO FIND ADDITIONAL INFORMATION

     The Company files annual, quarterly and special reports and other information with the SEC. You may read and copy materials the Company has filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The Company's SEC filings also are available to the public on the SEC's Internet site at http://www.sec.gov.

     The SEC allows the Company to "incorporate by reference" in this prospectus certain information it files with the SEC, which means that it may disclose important information in this prospectus by referring the reader to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. The Company incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

o the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1999;

o the Company's Current Report on Form 8-K dated January 18, 2000 and filed with the SEC on February 3, 2000; and

o the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents. Written requests for such copies should be addressed to:

     Colonial Properties Trust
     2101 Sixth Avenue North, Suite 750
     Birmingham, Alabama 35203
     Attn: Chief Financial Officer
     (205) 250-8700

     The Company has filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning the Company and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the locations listed in the first paragraph under this heading.

     Readers should rely on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. Readers should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.

THE COMPANY

     The Company is the "operating partnership" of Colonial Properties Trust, an Alabama real estate investment trust, or "REIT," whose shares are listed on the New York Stock Exchange and which we generally refer to as "Colonial Properties" in this prospectus. We are a fully integrated real estate company engaged in the ownership, development and operation of multifamily, retail and office properties. As of December 31, 1999, our real estate portfolio consisted of 111 properties located in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas, and Virginia. As of December 31, 1999, the Company owned 52 multifamily apartment communities containing a total of 16,415 apartment units, 41 retail properties containing a total of approximately 13.9 million square feet of retail space, 18 office properties containing a total of approximately 3.1 million square feet of office space, and certain undeveloped parcels of land adjacent to or near some of our properties.

     As of December 31, 1999, the Company had approximately 1,000 employees providing a full range of real estate services from our headquarters in Birmingham, Alabama, from our sixteen regional offices located in the Orlando and Tampa, Florida, Macon and Roswell, Georgia, Birmingham, Huntsville, Montgomery and Mobile, Alabama, Greenville, South Carolina and Burlington, North Carolina metropolitan areas, and from the locations of our properties. Our principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and our telephone number is (205) 250-8700.

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges of the Company for each of the periods indicated was as follows:

                              For the twelve months

For the three                    ended December 31,
months ended      ------------------------------------------------
March 31, 2000    1999       1998       1997       1996       1995
--------------    ----       ----       ----       ----       ----
     1.65x        2.03x      2.14x      1.95x      2.28x      1.89x

     For purposes of computing these ratios, we calculated earnings by adding fixed charges (excluding capitalized interest) to income (loss) before gains from sales of property, income taxes and extraordinary items. "Fixed charges" consist of (1) interest costs, whether expensed or capitalized, (2) the interest component of rental expense, and (3) amortization and write-off of debt discounts and issue costs, whether expensed or capitalized.

                                  RISK FACTORS

         Described below are the risks that we believe are material to investors who purchase or own our debt securities.

Our performance is subject to general risks associated with the real estate industry

         Our assets may not generate sufficient income and we may not be able to control our operating costs

         If our assets do not generate income sufficient to pay our expenses and maintain our properties, or if we do not adequately control our operating costs, we may not be able to service our debt. A number of factors may adversely affect our ability to generate sufficient income to pay our expenses, maintain our properties and permit us to service our debt. These factors include:

o whether or not we can attract tenants at favorable rental rates, which will depend on several factors, including:

                  -- local conditions such as an oversupply of, or reduction in demand for, multifamily, retail or office properties;

                  -- the attractiveness of our properties to residents,shoppers and tenants; and

                  --  decreases in market rental rates; and

o         our ability to collect rent from our tenants.

Factors that may adversely affect our operating costs include:

o the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time;

o        the need periodically to repair, renovate and relet space;

o the cost of compliance with governmental regulation, including zoning and tax laws;

o        the potential for liability under applicable laws;

o        interest rate levels; and

o        the availability of financing.

         Our expenses may remain constant even if our revenues decrease

         The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues drop, we may not be able to reduce our expenses accordingly. Loan payments are an example of a cost that will not be reduced if our revenues decrease. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take the property, resulting in a further reduction in revenues.

         We may be unable to renew leases or relet space as leases expire

         If our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if the tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms. If we are unable to renew the leases or relet the space promptly, or if the rental rates upon renewal or reletting are significantly lower than expected rates, then our cash flow and ability to service debt would be adversely affected.

         We depend on local economic conditions in our primary markets

         As of December 31, 1999, all of our properties were located in the Sunbelt region of the United States, and 45 of our properties were located in Birmingham and Montgomery, Alabama, Orlando, Florida and Macon, Georgia. Our performance and ability to service our debt could be adversely affected by economic conditions in the Sunbelt region and in Birmingham, Montgomery, Orlando and Macon in particular.

         New acquisitions and developments may fail to perform as expected

         Assuming we are able to obtain capital on commercially reasonable terms, we intend to selectively acquire multifamily, retail or office properties where we perceive investment opportunities that are consistent with our business strategies. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to the standards we have established for its intended market position. In addition, we may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

         Competition for acquisitions could result in increased prices for properties

         We expect other major real estate investors with significant capital to compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms and private institutional investment funds. This competition could increase prices for multifamily, retail or office properties.

         Our development and expansion activities are subject to risks

         We intend to continue to develop new properties and expand existing properties where we believe that development or expansion is consistent with our business strategies. New projects subject us to a number of risks, including the risks that:

o        construction delays or cost overruns may increase project costs;

o permanent debt or equity financing may not be available on acceptable terms to finance new development or expansion projects;

o        we may fail to meet anticipated occupancy or rent levels;

o we may fail to secure required zoning, occupancy or other governmental permits and authorizations; and

o changes in applicable zoning and land use laws may require us to abandon projects prior to their completion, resulting in the loss of development costs incurred up to the time of abandonment.

         Because real estate investments are illiquid, we may not be able to sell properties when appropriate

         Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond to changes in the performance of our investments could adversely affect our ability to service our debt.

         Environmental problems are possible and can be costly

         Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or petroleum product releases at the property, without regard to whether the owner or operator knew or caused the presence of the contaminants. If unidentified environmental problems arise at one of our properties, we may have to make substantial payments to a governmental entity or third parties for property damage and for investigation and clean-up costs. Even if more than one person may have been responsible for the contamination, we may be held responsible for all of the clean-up costs incurred. Our liability under environmental laws could adversely affect our cash flow and our ability to service our debt.

         At one of our properties, the Gadsden Mall in Gadsden, Alabama, four underground storage tanks were removed in 1989. In connection with the removal of these gasoline storage tanks, associated petroleum contamination was discovered in the soil and groundwater. We are currently working with the state regulatory agency to remediate the contamination in accordance with applicable requirements. Because the tanks were registered with the Alabama Department of Environmental Management and the facility was in compliance with regulations prior to the incident, we have been reimbursed under the Alabama Underground Storage Tank Trust Fund for the costs incurred to date in connection with the ongoing cleanup, and we expect to be reimbursed for the remaining costs as well. We have received a "no further action" letter from the Alabama Department of Environmental Management.

         On December 29, 1998, we acquired Bel Air Mall in Mobile, Alabama. During the course of our environmental due diligence, we identified several different areas of the property in which contamination is present. One of those areas involves drycleaner solvent; the others involve petroleum contamination. The Alabama Department of Environmental Management is overseeing the investigation and cleanup of the drycleaner contamination. It is possible that a claim could be asserted against us, as owner of the property, for the investigation and remediation of the contamination. Under the terms of the purchase and sale agreement, the former owner of the property purchased a $10 million insurance policy and established escrow accounts totaling $1,275,000 to cover the costs associated with investigating and remediating the contaminated areas. In addition, subject to limitations, the seller will be performing all required remediation of the drycleaner contamination.

         Some potential losses are not covered by insurance

         We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, certain types of losses, such as lease and other contract claims, that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Debt financing, financial covenants, our degree of leverage and increases in interest rates could adversely affect our economic performance

         Scheduled debt payments could adversely affect our financial condition

         Our business is subject to risks normally associated with debt financing. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans, result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service our debt.

         Our  obligation  to  comply  with  financial   covenants  in  our  debt
agreements could restrict our range of operating activities

         Our credit facility contains customary restrictions, requirements and other limitations on our ability to incur debt, including:

o        debt to assets ratios;

o        secured debt to total assets ratios;

o        debt service coverage ratios; and

o        minimum ratios of unencumbered assets to unsecured debt.

         The indenture under which our senior unsecured debt is issued contains financial and operating covenants including coverage ratios. Our indenture also limits our ability to:

o        incur secured and unsecured indebtedness;

o        sell all or substantially all or our assets; and

o        engage in mergers, consolidations and acquisitions.

         Our degree of leverage could limit our ability to obtain additional financing

         Our "debt to market capitalization" ratio, which we calculate as total debt as a percentage of total debt plus the market value of our outstanding units and the outstanding common shares of beneficial interest of Colonial Properties, was approximately 51.3% as of December 31, 1999. Increases in our leverage could adversely affect our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes, and may make us more vulnerable to a downturn in business or the economy generally.

         Rising interest rates could adversely affect our cash flow

         Advances under our credit facility bear interest at a variable rate ranging between 80 and 135 basis points above LIBOR. We may borrow additional money with variable interest rates in the future, and may enter into other transactions to limit our exposure to rising interest rates as appropriate and cost effective. Increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense, which would adversely affect cash flow and our ability to service our debt.

Some of our general partner's trustees and officers have conflicts of interest and could exercise influence in a manner inconsistent with holders of interests in the Company

         As a result of their substantial ownership of common shares of our general partner, Colonial Properties, and units of the Company, Messrs. Thomas Lowder, Colonial Properties' Chairman of the Board, Chief Executive Officer and President, and James Lowder, Harold Ripps, Herbert Meisler and William Johnson, each of whom is a trustee of Colonial Properties, might seek to exert influence over our decisions as to sales or refinancings of particular properties we own. Any such exercise of influence might produce decisions which are not in the best interest of all of the holders of interests in the Company.

         The Lowder family, which includes Thomas and James Lowder, who are brothers, and their affiliates, holds interests in companies that have performed construction, management, insurance brokerage and other services with respect to our properties. These companies may perform similar services for us in the future. As a result, the Lowder family may realize benefits from transactions between such companies and the Company that are not realized by other holders of interests in the Company. In addition, Thomas and James Lowder, as trustees of Colonial Properties, may be in a position to influence the Company to do business with companies in which the Lowder family has a financial interest. Our policies may not be successful in eliminating the influence of conflicts. Moreover, transactions with companies controlled by the Lowder family, if any, may not be on terms as favorable to us as we could obtain in an arms-length transaction with a third party.

We do not control our management, leasing and brokerage businesses To facilitate the maintenance of its REIT qualification, Colonial

Properties has a "non-controlled subsidiary," Colonial Properties Services, Inc., which conducts management, leasing and brokerage business for properties the Company does not wholly own. While Colonial Properties owns 99% of the economic interest in the non-controlled subsidiary, 99% of its voting stock is owned by members of the Lowder family. We therefore lack the ability to set the business policies and operations of the non-controlled subsidiary.

We are subject to risks associated with the property management, leasing and brokerage businesses

         In addition to the risks we face as a result of our ownership of real estate, we face risks relating to the property management, leasing and brokerage businesses of Colonial Properties Services, Inc., including risks that:

o management contracts or service agreements with third-party owners will be lost to competitors;

o contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms; and

o        leasing and brokerage activity generally may decline.

Each of these developments could adversely affect our ability to service our debt.

We are dependent on external sources of capital

         To qualify as a REIT, Colonial Properties must distribute to its shareholders each year at least 95% (90% for taxable years beginning after December 31, 2000) of its net taxable income, excluding any net capital gain. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs from income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution, and additional debt financing may substantially increase our leverage.

Our general partner may change our business policies in the future

         The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by the board of trustees of Colonial Properties. Although it has no present intention to do so, the board may amend or revise these and other policies from time to time. A change in these policies could adversely affect the Company's financial condition, results of operations or ability to service debt.

We intend to qualify as a partnership but cannot guarantee that we will qualify

         We intend to qualify as a partnership for federal income tax purposes. However, we will be treated as a corporation for federal income tax purposes if we are a "publicly traded partnership," unless at least 90% of our income is qualifying income as defined in the tax code. The income requirements applicable to REITs and the definition of qualifying income for purposes of this 90% test are similar in most, but not all, respects. Qualifying income for the 90% test generally includes passive income, such as specified types of real property rents, dividends and interest. We cannot guarantee that we will meet this qualifying income test. If we were to be taxed as a corporation, we would incur substantial tax liabilities, Colonial Properties would fail to qualify as a REIT for tax purposes and Colonial Properties' and our ability to raise additional capital could be impaired.

Our general partner intends to qualify as a REIT, but we cannot guarantee that it will qualify

         We believe that Colonial Properties has qualified for taxation as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1993. If Colonial Properties qualifies as a REIT, it generally will not be subject to federal income tax on its income that it distributes to its shareholders. Colonial Properties plans to continue to meet the requirements for taxation as a REIT, but it may not qualify. Many of the REIT requirements are highly technical and complex. The determination that Colonial Properties is a REIT requires an analysis of various factual matters and circumstances that may not be totally within its control. For example, to qualify as a REIT, at least 95% of Colonial Properties' gross income must come from certain sources that are itemized in the REIT tax laws. Colonial Properties is also required to distribute to shareholders at least 95% (90% for taxable years beginning after December 31, 2000) of its REIT taxable income, excluding capital gains. The fact that Colonial Properties holds most of its assets through us further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize Colonial Properties' REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for Colonial Properties to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize its REIT status.

         If Colonial Properties failed to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted relief under certain statutory provisions, Colonial Properties would remain disqualified as a REIT for the four years following the year Colonial Properties first failed to qualify. If Colonial Properties failed to qualify as a REIT, it would have to pay significant income taxes and would therefore have less money available for investments or for distributions to shareholders. This would likely have a significant adverse affect on the value of our securities. In addition, Colonial Properties would no longer be required to make any distributions to shareholders, but we would still be required to distribute quarterly substantially all of our net cash revenues to our unitholders.

REIT Modernization Act changes to the REIT asset tests

         Currently, a REIT may not own securities in any one issuer if the value of those securities exceeds 5% of the value of the REIT's total assets or the securities owned by the REIT represent more than 10% of the issuer's outstanding voting securities. As a result of the REIT Modernization Act, after December 31, 2000, the 5% value test and the 10% voting security test will be modified in two respects. First, the 10% voting securities test will be expanded so that REITs also will be prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests that will allow a REIT to own securities of a subsidiary that exceeds the 5% value test and the new 10% vote or value test if the subsidiary elects to be a "taxable REIT subsidiary," which would be a fully taxable corporation. The expanded 10% vote or value test, however, will not apply to an existing subsidiary unless it engages in a substantial new line of business or acquires any substantial asset or Colonial Properties acquires any securities in that subsidiary after July 12, 1999. Under a new asset test, for taxable years beginning after December 31, 2000, Colonial Properties will not be able to own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of Colonial Properties' total assets. At the present time, no decision has been made as to whether Colonial Property Services, Inc. will elect to be treated as a taxable REIT subsidiary.

         Several provisions of the new law will ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT will have to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.

                                 USE OF PROCEEDS

          Unless otherwise described in the supplement to this prospectus used to offer specific securities, the Company intends to use the net proceeds from the sale of securities under this prospectus for general business purposes, including, without limitation, the development and acquisition of additional properties as suitable opportunities arise, the repayment of other debt, capital expenditures, improvements to certain properties in our portfolio, working capital, financing the repurchase by Colonial Properties from time to time of its outstanding common shares of beneficial interest and other general purposes.

                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities.

         Any debt securities offered by means of this prospectus will be issued under an indenture dated July 22, 1996, as amended or supplemented from time to time, between the Company and Bankers Trust Company, as trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee or as described above under "Where to Find Additional Information" on page 2 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities to be issued under the indenture are summaries of some, but not all, of the provisions of the indenture and debt securities and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and such debt securities. Unless otherwise specified, all section references appearing in this summary are to sections of the indenture.

General

         The debt securities will be direct, unsecured recourse obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. Unless otherwise specified in the applicable prospectus supplement, Colonial Properties, our general partner, has no obligation for payment of principal or interest on the debt securities. Except as set forth in the indenture or in one or more supplemental indentures described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of trustees of Colonial Properties, as general partner of the Company, or as established in, or in accordance with, the indenture or in one or more supplemental indentures. All debt securities of one series do not have to be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of such series (Section 301). The debt securities, while recourse to all of the assets of the Company, will not be recourse to Colonial Properties, as general partner of the Company.

         The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (section 608 of the indenture). In the event that two or more persons are acting as trustee with respect to different series of debt securities, such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or in the indenture, any action described to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture (Section 609).

         The prospectus supplement relating to any series of debt securities being offered will contain information on the specific terms of those debt securities, including, without limitation:

     o    the title of such debt securities;

     o the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

     o the percentage of the principal amount at which such debt securities will be issued and, if other than the entire principal amount, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

     o the date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

     o the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

     o the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which such interest payment dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     o the place or places where the principal of (and premium, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such debt securities and the indenture may be served;

     o the period or periods within which, the price or prices at which, and the other terms and conditions upon which, such debt securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option to redeem;

     o the obligation, if any, of the Company to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to the Company's obligation to redeem, repay or repurchase such debt securities;

     o if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     o whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     o any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the indenture;

     o whether such debt securities will be issued in certificated and/or book-entry form;

     o whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple of $1,000 and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

     o the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the indenture;

     o whether and under what circumstances the Company will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such debt securities in lieu of making such payment;

     o the terms and conditions, if any, upon which such debt securities may be subordinated to other debt of the Company; and

     o any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

         The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as "Original Issue Discount Securities." Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

         Except as described below under "Certain Covenants--Limitations on Incurrence of Debt" beginning on page 14 of this prospectus, the indenture does not contain any provisions that would limit the ability of the Company to incur debt or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of Colonial Properties' common shares of beneficial interest and preferred shares of beneficial interest are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of the Company that are described below, on pages 14-20 of this prospectus, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

         Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples of $1,000 (Section
302).

         Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the register for the debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

         Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

     o to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, and notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

     o at any time in any other lawful manner, all as more completely described in the indenture (Section 307).

         Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by the Company with respect to any series of debt securities, the Company may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus (Section 1002).

     Neither the Company nor the trustee shall be required to:

     o issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

     o register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     o issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section
          305).

Merger, Consolidation or Sale

         The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that:

     o either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

     o immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary (as defined below) as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

     o an officer's certificate and legal opinion covering such conditions described above shall be delivered to the trustee (Sections 801 and 803).

         As used in this prospectus, "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. Colonial Properties Services, Inc. would not be considered a Subsidiary of the Company.

Certain Covenants

         Limitations on Incurrence of Debt. Under the indenture, the Company will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany Debt (including Debt owed to Colonial Properties Services, Inc. arising from routine cash management practices) that is subordinate in right of payment to the debt securities, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

     o the Company's Adjusted Total Assets (as defined below) as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

     o the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Company or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt; and

     o the net amount of any securities offering proceeds received by the Company or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section 1004).

         In addition to the foregoing limitations on the incurrence of Debt, the Company will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds thereof (Section 1004(b)).

         Further, the Company will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Company or any Subsidiary, whether owned at the date of the indenture or thereafter acquired, which we refer to as "Secured Debt," if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Secured Debt of the Company and its Subsidiaries on a consolidated basis is greater than 40% of the sum of:

     o the Company's Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

     o the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by the Company or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt; and

     o the amount of any securities offering proceeds received by the Company or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section 1004(c)).

         For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Company or a Subsidiary whenever the Company or Subsidiary shall create, assume, guarantee or otherwise become liable in respect of the Debt.

         Maintenance of Unencumbered Total Asset Value. Under the indenture, the Company will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all outstanding unsecured Debt of the Company and its Subsidiaries (Section 1004(d)).

         Existence. Except as described under "Merger, Consolidation or Sale" on page 14 of this prospectus, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by partnership agreement and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation of the right or franchise is no longer desirable in the conduct of its business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities (Section 1006).

         Maintenance of Properties. Under the indenture, the Company will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of the material properties, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of for value its properties in the ordinary course of business (Section 1007).

         Insurance. Under the indenture, the Company will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and having an A.M. Best policy holder's rating of not less than A-:V (Section 1008).

         Payment of Taxes and Other Claims. Under the indenture, the Company will pay or discharge or cause to be paid or discharged, before they shall become delinquent:

     o all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and

     o all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary,

provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which the Company has set apart and maintains an adequate reserve (Section 1009).

         Provision of Financial Information. Under the indenture, whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the "Exchange Act," the Company will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13 or 15(d) if the Company were subject to those provisions. We refer to these reports and other documents as the "Financial Information." The Financial Information must be filed with the SEC on or prior to the respective dates by which the Company would have been required to file the Financial Information if the Company were subject to
Section 13 or 15(d) of the Exchange Act. We refer to these dates as the "Required Filing Dates." The Company also will in any event:

     o within 15 days of each Required Filing Date, (a) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the Financial Information and (b) file with the trustee copies of the Financial Information; and

     o if filing such documents by the Company with the SEC is not permitted under the Exchange Act, promptly supply copies of such documents to any prospective holder upon written request and payment of the reasonable cost of duplication and delivery (Section 1010).

As used in this prospectus,

         "Adjusted Total Assets" as of any date means the sum of:

     o $328,177,823 (which represents the amount determined by multiplying the price at which Colonial Properties' common shares of beneficial interest were offered in its initial public offering, or the "IPO," by the sum of (a) the common shares of beneficial interest of Colonial Properties issued in the IPO and (b) the units of the Company not held by Colonial Properties that were issued in connection with the IPO);

     o $108,841,000 (which represents the principal amount of outstanding Debt of the Company immediately following the IPO); and

     o the purchase price or cost of any real estate assets or mortgages receivable (or interests therein) acquired (including the value of any units issued in connection therewith) or developed after the IPO (including the cost of tenant improvements) and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), adjusted for the proceeds of any real estate assets disposed of by the Company (up to the purchase price or cost of such assets).

           This definition of "Adjusted Total Assets" values the assets owned by the Company at the time of the IPO at the market capitalization of the Company at that time, which the Company believes to be a more appropriate measure of the value of those assets than undepreciated book value, which reflects their pre-IPO cost before accumulated depreciation.

         "Annual Service Charge" as of any date means the amount of any interest expensed during the four consecutive fiscal quarters most recently ended prior to such date.

         "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Company and its Subsidiaries plus amounts which have been deducted for:

     o    interest on Debt of the Company and its Subsidiaries;

     o provision for taxes of the Company and its Subsidiaries based on income;

     o    amortization of debt discount;

     o    provisions for gains and losses on properties;

     o    depreciation and amortization;

     o the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

     o    amortization of deferred charges.

         "Consolidated Net Income" for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Debt" of the Company or any Subsidiary means any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:

     o borrowed money evidenced by bonds, notes, debentures or similar instruments;

     o debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any Subsidiary; or

     o reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable;

but only to the extent that any of the items described above (other than letters of credit) would appear as a liability on the Company's consolidated balance sheet in accordance with generally accepted accounting principles. In addition, "Debt" also includes:

     o any lease of property by the Company or any Subsidiary as lessee which is reflected on the Company's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles;

     o to the extent not otherwise included, any obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Company or any Subsidiary).

         "Unencumbered Total Asset Value" as of any date means the sum of (a) the portion of Adjusted Total Assets allocable to the Company's real estate assets and (b) the value of all other assets of the Company and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest. For purposes of this definition, the portion of Adjusted Total Assets allocable to each of the 36 properties owned by the Company at the time of the IPO shall be determined by reference to each such property's contribution to net operating income of the Company at the time of the IPO, and the portion allocable to each property acquired or developed after the IPO shall be equal to the purchase price or cost of such property.

Additional Covenants and/or Modifications to the Covenants Described Above

         Any additional covenants of the Company and/or modifications to the covenants described above with respect to any debt securities or series thereof offered by means of this prospectus, will be described in the prospectus supplement relating to such debt securities.

Events of Default, Notice and Waiver

         The indenture provides that the following events are "Events of Default" with respect to any series of debt securities issued thereunder:

     o default for 30 days in the payment of any installment of interest on any debt security of such series;

     o default in the payment of principal of (or premium, if any, on) any debt security of such series at its maturity;

     o default in making any sinking fund payment as required for any debt security of such series;

     o default in the performance or breach of any other covenant or warranty of the Company contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the indenture;

     o default in the payment of an aggregate principal amount exceeding $10,000,000 of any debt of the Company or any mortgage, indenture or other instrument under which such debt is issued or by which such debt is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such debt, but only if such debt is not discharged or such acceleration is not rescinded or annulled;

     o certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary (as defined below) or the property of either; and

     o any other Event of Default provided with respect to a particular series of debt securities (Section 501).

         As  used  in  this  prospectus,   "Significant  Subsidiary"  means  any
Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act of 1933, as amended) of the Company.

         If an Event of Default under the indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities (as defined below) or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) may rescind and annul such declaration and its consequences if:

     o the Company shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee; and

     o all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502).

         The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

     o in the payment of the principal of (or premium, if any) or interest on any debt security of such series; or

     o in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

         The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding of notice to be in the interest of those holders (Section 601).

         The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the cases of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

         Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon such trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

         Within 120 days after the close of each fiscal year, the Company will be required to deliver to the trustee a certificate, signed by one of several specified officers of Colonial Properties, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indentures

         Modifications and amendments of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

     o change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

     o reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

     o change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such debt security;

     o impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

     o reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

     o modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (Section 902).

         The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby have the right to waive compliance by the Company with certain covenants in the indenture (Section
1013).

         Modifications and amendments of the indenture may be permitted to be made by the Company and the trustee without the consent of any holder of debt securities for any of the following purposes:

     o to evidence the succession of another person to the Company as obligor under the indenture;

     o to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon the Company in the indenture;

     o to add Events of Default for the benefit of the holders of all or any series of debt securities;

     o to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     o to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

     o    to secure the debt securities;

     o    to establish the form or terms of debt securities of any series;

     o to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

     o to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect; or

     o to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

         The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

     o the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such
          determination   upon  declaration  of  acceleration  of  the  maturity
          thereof;

     o the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause;

     o the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the indenture; and

     o debt securities owned by the Company or any other obligor upon the debt securities or any affiliate of the Company or of such other obligor shall be disregarded (Section 101).

         The indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504).

         Notwithstanding the foregoing provisions, the indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

     o    there shall be no minimum quorum requirement for such meeting; and

     o the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

         The Company may be permitted under the indenture to discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

         The indenture provides that, if the provisions of Article Fourteen of the indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of the indenture, the Company may elect either:

     o to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust), which we refer to as a "defeasance" (Section 1402); or

     o to be released from its obligations with respect to such debt securities under certain specified sections of Article Ten of the indenture as specified in the applicable prospectus supplement, such that any omission to comply with such obligations shall not constitute an Event of Default with respect to such debt securities, which we refer to as a "covenant defeasance" (Section 1403), in either case upon the irrevocable deposit by the Company with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust may only be established if, among other things, the Company has delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section
1404).

         As used in this prospectus, "Government Obligations" means securities which are:

     o direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

     o obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

         Unless otherwise provided in the applicable prospectus supplement, if, after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

     o the holder of a debt security of such series is entitled to, and does, elect pursuant to the indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

     o a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or Conversion Event or such cessation of usage based on the applicable market exchange rate (Section 1405).

         As used in this prospectus, "Conversion Event" means the cessation of use of:

     o a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

     o the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities;

     o any currency unit or composite currency other than the ECU for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

         In the event the Company effects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in the fourth clause under "Events of Default, Notice and Waiver," on page 18 of this prospectus, with respect to certain specified sections of Article Ten of the indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh clause under "Events of Default, Notice and Waiver," on page 19 of this prospectus, with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

         The indenture provides that the debt securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price specified in the indenture, except as may otherwise be provided in connection with any debt securities or series thereof.

         From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price (Section 1106).

         Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed (Section 1104).

         If the Company elects to redeem debt securities, it will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date (Section 1102). If less than all the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate.

No Conversion Rights

         The debt securities will not be convertible into or exchangeable for any capital stock of Colonial Properties or equity interest in the Company.

Global Securities

         The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

                              PLAN OF DISTRIBUTION

         The Company may sell the debt securities offered by means of this prospectus to or through underwriters for public offering and sale by them, and also may sell the debt securities offered by means of this prospectus to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities will be named in the applicable prospectus supplement.

         Underwriters may offer and sell the debt securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the debt securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the debt securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell the debt securities offered by means of this prospectus to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the debt securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

         If so indicated in the applicable prospectus supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase debt securities to which the prospectus supplement relates from the Company at the public offering price set forth in the prospectus supplement pursuant to "delayed delivery contracts" providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. The obligations of the purchasers pursuant to a delayed delivery contract will not be subject to any conditions except that:

     o the purchase by an institution of the debt securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

     o if the debt securities are being sold to underwriters, the Company shall have sold to the underwriters the total principal amount of the debt securities less the principal amount thereof covered by delayed delivery contracts.

         Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

                                     EXPERTS

         The consolidated balance sheets as of December 31, 1999 and 1998 and the consolidated statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1999, which are included in the Company's Form 10-K (incorporated herein by reference) have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The legality of the debt securities offered by means of this prospectus will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the debt securities being registered.

      Registration fee............................ $  68,000
      Fees of rating agencies.....................    20,000
      Printing and duplicating expenses...........   150,000
      Legal fees and expenses.....................   150,000
      Accounting fees and expenses................    20,000
      Blue sky fees and expenses..................     8,000
      Fees of trustee (including counsel fees)....     5,000
      Miscellaneous...............................    29,000
                                                   ----------
           Total  ................................  $450,000


Item 15.  Indemnification of Trustees and Officers

         Under the Alabama Real Estate Investment Trust Act of 1995 (the "Alabama REIT law"), a real estate investment trust formed in Alabama is permitted to eliminate, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. Colonial Properties' Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT law.

         The Alabama REIT law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Sections 10-2B-8.50 to 10-2B-8.58, inclusive, of the Code of Alabama, 1975 (the "Alabama Corporate Code") for directors and officers of Alabama corporations. In accordance with the Alabama Corporate Code, Colonial Properties' Bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial Properties' express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding,
(b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial Properties' express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed (A) in the case of conduct in his official capacity with Colonial Properties, that the conduct was in Colonial Properties' best interest and (B) in all other cases, that the conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause (b) will not be available if it is established that (1) in connection with a proceeding by or in the right of Colonial Properties, he was adjudged liable to Colonial Properties, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) any present or former shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial Properties' express request against any claim or liability to which he may become subject by reason of such status. In addition, Colonial Properties' Bylaws require Colonial Properties to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer, (i) Colonial Properties shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Colonial Properties as authorized by the Bylaws, (ii) Colonial Properties shall have received a written undertaking by or on his behalf to repay the amount paid or reimbursed by Colonial Properties if it shall ultimately be determined that the applicable standard of conduct was not met and
(iii) a determination shall have been made, in accordance with Section 8.55 of the Alabama Corporate Code, that the facts then known to those making the determination would not preclude indemnification under the provisions of the Bylaws. Colonial Properties may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of Colonial Properties and to any employee or agent of Colonial Properties or a predecessor of Colonial Properties.

Item 16.  Exhibits

Exhibit

Number       Exhibit

4.1 *        Form of Indenture

4.2 ** First Supplemental Indenture between Colonial Realty Limited Partnership and Bankers Trust

5 Opinion of Hogan & Hartson L.L.P. regarding the legality of the Debt Securities being registered

12           Calculation of Ratio of Earnings to Fixed Charges

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5)

24 ***       Power of Attorney

25           Statement of Eligibility of Trustee on Form T-1

* Incorporated by reference to the same-numbered exhibit to Registration Statement No. 333-14401 filed on October 18, 1996.

** Incorporated by reference to Exhibit 10.13.1 to the Colonial Realty Limited Partnership Form 10-K filed on March 30, 1999.

*** Filed as part of the signature page of this registration statement.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the
                  Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration   Fee"  table  in  the   effective   registration
                  statement.

             (iii)To include any material  information  with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the debt securities offered therein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the debt securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the debt securities offered herein, and the offering of such debt securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on May 25, 2000.

                                          COLONIAL REALTY LIMITED PARTNERSHIP

                                          BY:       COLONIAL PROPERTIES TRUST,
                                                    ITS GENERAL PARTNER



                                                    By: /S/   THOMAS H. LOWDER
                                                        ----------------------
                                                              Thomas H. Lowder

                                                     President, Chief Executive
                                                     Officer and Chairman of the
                                                     Board

                                POWER OF ATTORNEY

         We, the undersigned trustees and officers of Colonial Properties Trust, the general partner of the registrant, do hereby constitute and appoint Thomas
H. Lowder our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of May 25, 2000:

Name                                          Title

/S/   THOMAS H. LOWDER                        President, Chief Executive Officer
------------------------------------          and Chairman of the Board
Thomas H. Lowder




/S/   HOWARD B. NELSON, JR.                   Chief Financial Officer
------------------------------------          (Principal Financial Officer)
Howard B. Nelson, Jr.





/S/   KENNETH E. HOWELL                       Vice President and Controller
------------------------------------          (Principal Accounting Officer)
Kenneth E. Howell





/S/   JAMES K. LOWDER                         Trustee
------------------------------------
James K. Lowder

/S/   CARL F. BAILEY                          Trustee
------------------------------------
Carl F. Bailey

/S/   M. MILLER GORRIE                        Trustee
------------------------------------
M. Miller Gorrie

/S/   DONALD T. SENTERFITT                    Trustee
------------------------------------
Donald T. Senterfitt

/S/   CLAUDE B. NIELSEN                       Trustee
------------------------------------
Claude B. Nielsen

/S/   HAROLD W. RIPPS                         Trustee
------------------------------------
Harold W. Ripps

/S/   HERBERT A. MEISLER                      Trustee
------------------------------------
Herbert A. Meisler

/S/   WILLIAM M. JOHNSON                      Trustee
------------------------------------
William M. Johnson

                                  EXHIBIT INDEX

Exhibit

Number       Exhibit

4.1 *        Form of Indenture

4.2 ** First Supplemental Indenture between Colonial Realty Limited Partnership and Bankers Trust

5 Opinion of Hogan & Hartson L.L.P. regarding the legality of the Debt Securities being registered

12           Calculation of Ratio of Earnings to Fixed Charges

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5)

24 **        Power of Attorney

25           Statement of Eligibility of Trustee on Form T-1

* Incorporated by reference to the same-numbered exhibit to Registration Statement No. 333-14401 filed on October 18, 1996.

** Incorporated by reference to Exhibit 10.13.1 to the Colonial Realty Limited Partnership Form 10-K filed on March 30, 1999.

*** Filed as part of the signature page of this registration statement.